EXHIBIT 11

                               T R FINANCIAL CORP.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                 Three Months Ended        Nine Months Ended
                                    September 30,            September 30,
                              ------------------------  ------------------------
                                  1997         1996         1997         1996
                                  ----         ----         ----         ----
1.   Net income
                              $ 9,032,000  $ 8,314,000  $25,210,000  $22,712,000
                              ===========  ===========  ===========  ===========
2.   Weighted average
     common shares
     outstanding
                               16,322,084   16,388,688   16,320,935   16,512,904
3.   Pro rata allocation
     to interim periods
     of ESOP shares to
     be allocated on
     December 31st of
     each year                    144,860      161,180       87,234       97,192

4.   Common stock
     equivalents
     attributable to
     dilutive effect of
     stock options              1,330,257    1,135,464    1,254,008    1,145,984
                              -----------  -----------  -----------  -----------

5.   Total weighted
     average common
     shares and
     equivalents
     outstanding for
     primary earnings
     per share
     computations              17,797,201   17,685,332   17,662,177   17,756,080
                              ===========  ===========  ===========  ===========

6.   Primary earnings
     per share                $      0.51  $      0.47  $      1.43  $      1.28
                              ===========  ===========  ===========  ===========





                                       23